Exhibit 99.3

Nanotech Industries International Inc. Completes Reverse Merger
With EPOD Solar, Inc.

Kelowna BC – August 30th, 2010 -- (MARKET WIRE) – EPOD Solar Inc. (OTCBB: EPDS), announced today the completion of its reverse merger with Nanotech Industries International Inc. (“Nanotech” or the “Company”).

As part of the reverse merger, all of the shares outstanding of Nanotech were acquired in exchange for 3,381,003 shares of EPOD Solar. As well, 1,028,000 shares of EPOD Solar that were held by third parties were relinquished for cancellation. After the completion of the reverse merger, there were 5,202,003 shares outstanding of EPOD Solar.

For more detailed information, please refer to the 8K dated August 30th, 2010 which was filed with the SEC on www.sec.gov.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release other than statements of historical fact are "forward-looking statements" that are based on current expectations and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, but not limited to, the following: the ability of EPOD Solar, Inc. to provide for its obligations, to provide working capital needs from operating revenues, to obtain additional financing needed for any future acquisitions, to meet competitive challenges and technological changes, and other risks. EPOD Solar, Inc. undertakes no duty to update any forward-looking statement(s) and/or to confirm the statement(s) to actual results or changes in EPOD Solar, Inc. expectations.

About Nanotech Industries International

Nanotech Industries International Inc. (“Nanotech” or the “Company”) is a San Francisco based company which manufactures and sells Green Polyurethane™ Binder and Green Polyurethane® Monolithic Floor Coating, a green product line which is environmentally friendly, completely eliminates toxic isocyanates from polyurethane, increases quality and is cost competitive. Nanotech focuses on the industrial and specialty coatings market and offers the world’s only true non-isocyanate based polyurethane coatings product.

Contact:
Nanotech Industries International Inc.
Elena Shenkar, Director of Administration and Investor Relations
650-491-3449 x 2